Exhibit 10.54

Sublessor:	Zamba Corporation	Subleased Premises:	655 Campbell Technology Parkway

Sublessee:	Purlight LLC a Nevada Limited Liability Corporation	Date:	February 19, 2002

1.        Parties:

This Sublease is made and entered into as of February 19, 2002, by and between Zamba Corporation. (Sublessor), and Purlight LLC, a Nevada Limited Liability Corporation (Sublessee), under the Master Lease dated January 4, 2000, between WTA Campbell Technology Park LLC as (Lessor) and Sublessor under this Sublease as (Lessee).  A copy of the Master Lease is attached hereto as Exhibit “A” and incorporated herein by this reference.

2.        Provisions Constituting Sublease:

2.1        This Sublease is subject to all of the terms and conditions of the Master Lease.  Sublessee hereby assumes and agrees to perform all of the obligations of Lessee under the Master Lease to the extent said obligations apply to the Subleased Premises and Sublessee’s use of the common areas, except as specifically set forth herein.  Sublessor hereby agrees to cause Lessor, under the Master Lease, to perform all of the obligations of Lessor thereunder to the extent said obligations apply to the Subleased Premises and Sublessee’s use of the common areas.  Sublessee shall not commit or permit to be committed on the Subleased Premises or on any other portion of the Project any act or omission, which violates term, or condition of the Master Lease.  Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiation of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party but, will at all times, in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment.  Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sublessor (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interest in this Sublease or subletting the Premises to any other third party.  In the event Sublessor is in default of Master Lease and fails to cure any default of Master Lease, Lessor may elect to terminate this sublease.

2.2        All of the terms and conditions contained in the Master Lease are incorporated herein, except Paragraphs 3, 4, 5, 7, and Exhibit B, and shall together with the terms and conditions specifically set forth in this Sublease constitute the complete terms and conditions of this Sublease.

3.        Premises:

Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease.  The Subleased Premises consist of approximately 28,319± rentable square feet, as shown and described in Exhibit ”A-1”.

4.        Rent:

Months	Rent/SF/Mo./NNN
01 – 12	$56,634.00
13 – 24	$58,333.00
25 – 36	$60,083.00
37 – 48	$61,885.00
49 – 60	$63,742.00
61 – 661/2	$65,654.00

5.        Operating Expenses:

Sublessee shall reimburse Zamba Corporation monthly as additional rent, its pro-rata share of all direct operating expenses as per the Master Lease.

6.        Security Deposit:

Sublessee shall provide a security deposit equal to six (6) months rent upon execution of the sublease agreement.  The security deposit shall be in a form of an irrevocable Letter of Credit in the amount of four (4) months and two (2) months rent in cash.  The additional security deposit shall be released provided that Sublessee is not in default of the sublease and the following conditions (pursuant to GAAP) have been met by Sublessee:

A.            There have been four (4) consecutive quarter of profitability (excluding depreciation and amortization).

B.            Shareholders equity is positive.

7.        Rights of Access and Use:

7.1               Use:

Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease.

8.        Sublease Term:

8.1               Sublease Term:

The Sublease Term shall be for the period commencing on March 1, 2002 and continuing until June 14, 2007.  In no event shall the Sublease Term extend beyond the Term of the Master Lease.  Sublessor and Sublessee shall cohabitate within Premises until May 31, 2002 (see Paragraph No. 13), and prorate all rents during such times.

8.2               Inability to Deliver Possession:

In the event Sublessor is unable to deliver possession of the Subleased Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay.  If Sublessee, with Sublessor’s consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period ending with the commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day.  In the event Sublessor has been unable to deliver possession of the Subleased Premises within 30 days from the commencement date, Sublessee, at Sublessee’s option, may terminate this Sublease.

8.3               Accessibility:

Sublessee shall access the premises effective February 23, 2002 in order to install all necessary business equipment, phones, etc.

9.        Notices:

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease at the addresses shown below.  Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee’s ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor’s receipt of notice from the Lessor of an Event of Default or actual knowledge of such impairment.  If Sublessor elects to terminate the Master Lease, Sublessor shall so notify Sublessee by giving at least 60 days notice prior to the effective date of such termination.

Sublessor’s Address:	Mike Carrel	Sublessee’s Address:	Mr. Wayne Catlett
	Zamba Corporation		Mr. William Manak
	3033 Excelsior Boulevard, Suite 200		Purlight LLC
	Minneapolis, MN 55416		655 Campbell Technology Park
Campbell, CA 95008
Phone Number:	(612) 844-3113	Phone Number:	(916) 988-4790
Fax Number:	(612) 893-3948	Fax Number:	(916) 549-8071

10.      Broker Fee:

Upon execution of the Sublease, Sublessor shall pay Cornish & Carey Commercial, a licensed real estate broker, fees set forth in a separate agreement between Sublessor and Broker or in the event there is no separate agreement between Sublessor and Broker, the sum per separate agreement for brokerage services rendered by Broker to Sublessor in these transactions.

11.      Broker Representation:

The only Brokers involved in this Sublease are Cornish & Carey Commercial representing both parties and both parties consent thereto.

12.      Furniture:

Sublessee shall have the right to use all existing cubicle systems, wiring, and all furniture that currently exist in the facility at no additional charge.  In addition, Sublessor shall install, at Sublessor’s sole cost, the balance of the workstation including comparable wiring throughout the current vacant area to match the currently occupied space.  This will be completed by the Sublessor as quickly as reasonably possible, but may not be complete by the move-in date of March 1, 2002.  The current lease contract with Herman Miller expires September 2004.  Sublessee at no additional charge to Sublessor shall be responsible to negotiate with the furniture providers at that time to:  (i) extend and pay for leasing all the existing furniture and cubicle for dates beyond he current lease obligations noted in the previous sentences, or (ii) return all the existing furniture and cubicle as appropriate and outlined in the Sublessors agreements with Herman Miller and other lessors of the equipment, or (iii) buy all the existing furniture and cubicle as outlined in the Sublessors agreements with Herman Miller and other Lessor of the equipment.

13.      Shared Tenancy:

Following the Commencement Date, Sublessee shall occupy Suite 175 (approximately 12,456 rentable square foot) and Sublessor shall occupy Suite 100 of the Premises (approximately 15,861 rentable square foot) as shown on Exhibit “A-1” attached hereto (the “Shared Space”); provided that Sublessor’s right to remain in the Shared Space shall not extend later than May 31, 2002.  Additionally, Sublessor shall retain the right to use the Personal Property currently assembled and configured within the Shared Space and the parties agree to share the access to phone and network system on terms reasonably established by Sublessor.  In addition to the Shared Space, the common areas of the Subleased Premises, including, without limitation, the lobby, the restrooms, the kitchen, and the conference rooms, shall be available for use by both Sublessor and Sublessee on terms reasonably established by Sublessor.  In exchange for Sublessee’s use of the Shared Space, Sublessor shall be entitled to deduct from the Rent (includes Base Rent and Additional Rent) an amount equal to Sublessee’s proportionate share of (i) such Rent, and (ii) the utilities, HVAC and other building services used at such shared space; provided that such deduction shall only be permitted for the actual period of time that Sublessor remains in any portion of the Shared Space.  Sublessor and Sublessee hereby agree that Sublessor’s proportionate share shall equal Forty-Four (44%) Percent of Sublessee’s proportionate share as set forth in Section 4.2 above.  Sublessee hereby agrees and acknowledges that Sublessor shall have no obligation to construct a demising wall or other physical separation between the Shared Space and the remainder of the Subleased Premises.  Sublessor and Sublessee hereby agree that such shared use of the Subleased Premises shall be subject to whatever security and use restrictions are reasonably required by the other party in order to ensure that each party’s business operations at the Subleased Premises are not interrupted or impaired by such shared use, provided that Sublessee shall not be required to incur any expense or liability in connection with Sublessor’s restrictions.  Sublessor and Sublessee also acknowledge and agree that the business operations of each party hereto in such shared space are of a confidential nature and neither party hereto, nor their employees, directors, agents or officers shall disclose to any third party any of such confidential information about the other party hereto learned through the joint use of such shared space.  Sublessor shall provide ten (10) days written notice to Sublessee of its plan to vacate the Shared Space.  If Sublessor does not vacate the Shared Space at the time required by this Sublease, and in the manner required by the Master Lease, then Sublessee shall be entitled to deduct against the Rent owing under this Sublease and amount equal to two (2) times the base rent which would otherwise be due and owing from Sublessee hereunder pursuant to the terms of Paragraph 1 of this Sublease for each such day until the entire Shared Space is surrendered by

Sublessor.

14.      Contingency:

This proposal is contingent upon Sublessee’s review and approval of the Master Lease and assumability of Furniture Lease Agreement.  In addition, this proposal is contingent upon Sublessee’s closing/completing a major round of financing on or approximately on February 28, 2002.

15.      Toxic Contamination Disclosure:

Sublessor and Sublessee each acknowledge that they have been advised that numerous federal, state, and/or local laws, ordinances and regulations (Laws) affect the existence and removal, storage, disposal, leakage of and contamination by materials designated as hazardous or toxic (Toxics).  Many materials, some utilized in everyday business activities and property maintenance, are designated as hazardous or toxic.

Some of the Laws require that Toxics be removed or cleaned up by landowners, future landowners or former landowners without regard to whether the party required to pay for “clean up” caused the contamination, owned the property at the time the contamination occurred or even knew about the contamination.  Some items, such as asbestos or PCBs, which were legal when installed, now are classified as Toxics and are subject to removal requirements.  Civil lawsuits for damages resulting from Toxics may be filed by third parties in certain circumstances.

Sublessor and Sublessee each acknowledge that Broker has no specific expertise with respect to environmental assessment or physical condition of the Subleased Premises, including, but not limited to, matters relating to:  (i) problems which may be posed by the presence or disposal of hazardous or toxic substances on or from the Subleased Premises, (ii) problems which may be posed by the Subleased Premises being within the Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Section 2621-2630, inclusive of California Public Resources Code, and (iii) problems which may be posed by the Subleased Premises being within a HUD Flood Zone as set forth in the U.S. Department of Housing and Urban Development “Special Flood Zone Area Maps,” as applicable.

Sublessor and Sublessee each acknowledge that Broker has not made an independent investigation or determination of the physical or environmental condition of the Subleased Premises, including, but not limited to, the existence or nonexistence of any underground tanks, sumps, piping, toxic or hazardous substances on the Subleased Premises.  Sublessee agrees that it will rely solely upon its own investigation and/or the investigation of professionals retained by it or Sublessor, and neither Sublessor nor Sublessee shall rely upon Broker to determine the physical and environmental condition of the Subleased Premises or to determine whether, to what extent or in what manner, such condition must be disclosed to potential sublessees, assignees, purchasers or other interested parties.

16.      Tenant Improvements:

Sublessee shall accept the Premises in “as is” condition with all building operating systems in good working order as of sublease commencement.

Sublessor:	ZAMBA CORPORATION

By:	/s/ Michael H. Carrel	Date:	2/20/02

Sublessee:	PURLIGHT LLC a Nevada Limited Liability Corporation

By:	/s/ William T. Manak	Date:	2/19/02

NOTICE TO SUBLESSOR AND SUBLESSEE:  CORNISH & CAREY COMMERCIAL, IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE; NOTHING CONTAINED IN THIS SUBLEASE OR ANY DISCUSSIONS BETWEEN CORNISH & CAREY COMMERCIAL AND SUBLESSOR AND SUBLESSEE SHALL BE DEEMED TO BE A REPRESENTATION OR RECOMMENDATION BY CORNISH & CAREY COMMERCIAL, OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL

EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATING THERETO.  ALL PARTIES ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT FINANCIAL CONSULTANTS AND/OR ATTORNEYS REGARDING THE TRANSACTION CONTEMPLATED BY THIS PROPOSAL.

Exhibit “A” Master Lease

Exhibit “B” Premises

LESSOR CONSENT

The undersigned, Lessor under the Master Lease attached as Attachment I, hereby consents to the subletting of the Subleased Premises described herein on the terms and conditions contained in this Sublease.  This Consent shall apply only to this Sublease and shall not be deemed to be a consent to any other Sublease.

If the master lease is terminated for any reason, the Sublease at Lessors sole discretion, may be terminated.

Lessor:

By:	Date: